Exhibit 99.1

Seritage Growth Properties Reports First Quarter 2020 Operating Results

– Provides business update regarding impact of COVID-19 pandemic –

New York, NY – May 7, 2020 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 208 retail and mixed-use properties totaling approximately 32.8 million square feet of gross leasable area (“GLA”), today reported financial and operating results for the quarter ended March 31, 2020.

Summary Financial Results

For the quarter ended March 31, 2020:

•	Net loss attributable to common shareholders of $21.9 million, or $0.59 per share
•	Total Net Operating Income (“Total NOI”) of $15.8 million
•	Funds from Operations (“FFO”) of ($17.6) million, or ($0.31) per share
•	Company FFO of ($18.4) million, or ($0.33) per share

COVID-19 Pandemic and Business Update

In response to the anticipated impact of the COVID-19 pandemic on its business and the communities in which it operates, the Company has taken a number of measures to reduce operating expenses while preserving the value of its assets and its platform:

•	Adapted operations to protect employees and their families, including by implementing a work from home policy;
•	Communicated consistently with tenants, including to provide assistance in identifying local, state and federal resources that may be available to support their businesses and employees;
•	Made over 180 properties available to governmental and community organizations for relief efforts at no cost;
•	Implemented plans to reduce operating expenses at the property and corporate level, each by approximately 20-25%; and
•

Put substantially all construction projects on hold at the end of March, limiting capital expenditures until the Company can better assess the duration and extent of the disruption to the economy and its business.

Subsequent to the quarter ended March 31, 2020, the Company:

•

Amended its Term Loan Facility to provide increased flexibility with respect to the deferral of interest expense, under specified circumstances, until the Term Loan Facility matures in July 2023.  As part of the amendment, the lender also reaffirmed its continued support for asset dispositions, subject to the lender’s right to approve individual transactions;

•	Collected April rental income representing 47% of contractual amounts, including 54% from tenants other than Transform Holdco LLC (“Sears” or “Holdco”);
•	Sold one asset for gross proceeds of $10.0 million, bringing total gross sales proceeds for the year to $70.4 million; and
•

Entered into contracts to sell assets for anticipated gross proceeds of $78.2 million; as of May 6, 2020, the Company had asset sales under contract for anticipated gross proceeds of $135.1 million, subject to buyer diligence and closing conditions.

“While we began 2020 focused on the continued execution of our redevelopment program, the COVID-19 pandemic has had a meaningful near-term impact on our business and that of our tenants.  Our first priority is always the health and safety of our team, our communities and our partners, and we moved quickly to implement changes at both the corporate and property level,” said Benjamin Schall, President and Chief Executive Officer.  “We took a number of immediate steps to reduce operating expenses to partially offset expected reductions in rental income, and also placed substantially all of our construction projects on hold for a period of time.

Additionally, we reached an agreement with Berkshire Hathaway to modify our Term Loan Facility, providing us with the flexibility to defer interest expense under certain circumstances.”

Mr. Schall continued, “The foundation of our platform is to convert well-located former retail real estate into a broad set of new uses in enhanced physical environments. While recognizing the temporary and potentially permanent changes from the COVID-19 pandemic, we believe our portfolio, which consists of over 30 million square feet of existing buildings and 2,500 acres of land, is a unique and valuable asset, with a multitude of possibilities for end use. The breadth of our property holdings should allow us to select the best go-forward opportunities for redevelopment and engage with potential buyers for a variety of other assets as we continue our strategy to realize value and generate additional liquidity through asset monetization.  As we look ahead, our team, track record, relationships with tenants and partnerships with mixed-use developers and capital providers position us to be a leader in the transformation of real estate that will be necessary as part of the larger economic recovery in our communities.”

Operating Results

Leasing

During the quarter ended March 31, 2020, the Company signed new leases totaling 203,000 square feet (124,000 square feet at share) at an average base rent of $20.63 PSF ($21.97 PSF at share).  On a same-space basis, new rents averaged 3.6x prior rents for space formerly occupied by Sears or Kmart, increasing to $22.01 PSF for new tenants compared to $6.06 PSF paid by Sears or Kmart across 122,000 square feet.

Below is a summary of the Company’s leasing activity, including its proportional share of unconsolidated joint ventures, for the quarter ended March 31, 2020 and since the Company’s inception in July 2015:

(in thousands, except PSF amounts)
			Since
	Q1 2020		Inception
Leases	12		414
Square feet	124,000		10,551,000
Annual base rent ($000s)	$2,735		$182,502
Annual base rent PSF (1)	$21.97		$18.34
Re-leasing multiple (1)(2)	3.6	x	4.0	x

(1)	Excludes certain self storage, medical office, auto-related and ground leases.
(2)	Excludes densification square footage (e.g. new outparcel developments) and backfill of vacant space not previously occupied by Sears or Kmart.

The table below provides a summary of all the Company’s signed leases as of March 31, 2020, including unconsolidated joint ventures presented at the Company’s proportional share:

(in thousands except number of leases and PSF data)

	Number of	Leased	% of Total	Annual Base	% of
Tenant	Leases	GLA	Leased GLA	Rent ("ABR")	Total ABR	ABR PSF
In-place diversified leases	281	6,864	53.3%	$97,972	51.7%	$14.27
SNO diversified leases (1)	173	3,917	30.4%	80,786	42.6%	20.62
Total diversified leases	454	10,781	83.8%	$178,758	94.3%	$16.58
Sears or Kmart (2)	19	2,091	16.2%	10,807	5.7%	5.17
Total	473	12,872	100.0%	$189,565	100.0%	$14.73

(1)	SNO = signed but not yet opened leases.
(2)

Includes 17 properties subject to a master lease (the “Holdco Master Lease”) between the Company and affiliates of Holdco, an affiliate of ESL Investments, Inc., and two leases between the Company’s unconsolidated joint ventures and Holdco.

Development

The Company put substantially all of its construction projects on hold at the end of March and reduced capital expenditures to a select handful of projects. The Company deemed this action prudent in light of the COVID-19 pandemic, the resulting economic uncertainty and the direct impacts on its business, including reductions in rental income and the potential effects on future asset sales, which have been a meaningful source of capital for the Company’s development program.

These decisions were also influenced by tenant and construction uncertainty, including tenants’ ability to construct and open new stores and the feasibility of sustaining labor levels with safe working conditions and sourcing supplies, as well as restrictions at the state and local levels, including restrictions on construction and difficulties obtaining inspections and permits.

As of March 31, 2020, the Company had originated 91 retail redevelopment projects since the Company’s inception.  Excluding six projects that have been sold, these projects represented an estimated total investment of $1.6-1.7 billion ($1.4-1.5 billion at share), of which an estimated $570-650 million ($520-600 million at share) remained to be spent under the original development plans.  Additionally, the Company had recently announced its first three multifamily projects, each of which represented the first phase of larger, mixed-use developments and were expected to have an aggregate incremental cost of $325-350 million for the initial phases.

In this interim period, the Company is working with tenants to preserve signed leases and modify schedules for the projected completion of work and opening of the projects.  Once the Company can better assess economic conditions, including the tenant environment and state of the transaction markets, it expects to focus its capital on projects with nearer-term rent commencements and superior value creation prospects, and with tenants and uses that the Company believes can thrive in a post-COVID environment.

Transactions

During the quarter ended March 31, 2020, the Company completed the sale of four properties totaling 475,000 square feet and generated gross proceeds of $60.4 million.

Approximately $56.9 million of the Company’s asset sales were income-producing assets sold at a blended cap rate of 5.5%.  The remaining $3.5 million represented a smaller market asset sold at approximately $40 PSF.

Subsequent to March 31, 2020, the Company sold one asset for $10.0 million and entered into contracts to sell six additional assets.  As of May 6, 2020, the Company had assets under contract for sale representing anticipated gross proceeds of $135.1 million, subject to buyer diligence and closing conditions.

Since it began its capital recycling program in July 2017, the Company has raised over $770 million from the sale or joint venture of interests in 70 properties, plus outparcels at several properties, and reinvested the majority of the proceeds into its redevelopment pipeline.

Balance Sheet and Liquidity

As of March 31, 2020, the Company had cash on hand of $96.7 million and, as of May 6, 2020, the Company had closed one asset sale in Q2 2020 for $10.0 million and had additional asset sales under contract for anticipated gross proceeds of $135.1 million.  The Company expects to use these sources of liquidity, together with a combination of future sales of wholly-owned assets and joint venture interests and/or potential credit and capital markets transactions to fund its operations and, on a limited basis given the current environment, select development activity.

The availability of funding from sales of assets and credit or capital markets transactions is subject to various conditions, including the consent of the Company’s lender under its $2.0 billion term loan facility (the “Term Loan Facility”), and there can be no assurance that such transactions will be consummated.

On May 5, 2020, the Company and Berkshire Hathaway, the administrative agent and the lender under the Term Loan Facility, entered into an amendment (the “Amendment”) to the agreement governing the Term Loan Facility that permits the deferral of interest payments based on the amount of Available Cash (as defined in the Amendment) for each period. If Available Cash is less than or equal to $30 million in a period, the Company shall pay current interest to the extent such Available Cash exceeds $20 million (provided any such interest payment will not exceed the amount otherwise due under the Term Loan Facility).  Any deferred interest payments will accrue interest at 2.0% in excess of the then applicable interest rate and shall be due and payable when the Term Loan Facility matures on July 31, 2023; provided that the Company is required to pay any deferred interest from Available Cash in excess of $30 million (unless otherwise agreed to by the administrative agent under the Term Loan Facility in its sole discretion), and the repayment of any outstanding deferred interest will be a condition to any borrowings under the $400 million Incremental Funding Facility described below.  Additionally, the Amendment provides that the administrative agent and the lenders express their continued support for asset dispositions, subject to the Administrative Agent’s right to approve the terms of individual transactions due to the occurrence of a Financial Metric Trigger Event, as such term is defined under the Term Loan Facility.

Our Term Loan Facility includes a $400 million Incremental Funding Facility, access to which is subject to rental income from non-Sears Holdings tenants of at least $200 million, on an annualized basis and after giving effect to SNO leases expected to commence rent payment within 12 months, which we have not yet achieved. The timing of our ability to access the Incremental Funding Facility, if at all, will be adversely impacted by the COVID-19 pandemic.

Dividends

The Company’s Board of Trustees continues to support a policy of retaining capital to invest in the Company’s operations and not paying dividends on its common shares unless required to do so to maintain REIT status.  In light of the current environment, the Company’s Board of Trustees is currently evaluating the payment of dividends on the Company’s preferred shares for the quarter ending June 30, 2020 and subsequent periods.

Financial Results

Below is a summary of financial results for the quarter ended March 31, 2020 and March 31, 2019:

(in thousands except per share amounts)	Three Months Ended March 31,
	2020	2019
Net loss attributable to Seritage common shareholders	$(21,889)	$(8,192)
Net loss per diluted share attributable to Seritage common shareholders	(0.59)	(0.23)

Total NOI	15,847	24,278

FFO	(17,557)	(5,178)
FFO per diluted share	(0.31)	(0.09)

Company FFO	(18,441)	(5,060)
Company FFO per diluted share	(0.33)	(0.09)

Net Loss

The increase in net loss was driven primarily by the same factors driving the decreases in Total NOI and FFO, as described below, as well as an increase in depreciation and amortization expense related to the accelerated amortization of certain lease intangibles as a result of the termination of space by Holdco.

Total NOI

The decrease in Total NOI was driven primarily by (i) reduced rental income under the Holdco Master Lease and the Company’s original master lease (the “Original Master Lease”) with Sears Holdings Corporation (“Sears Holdings”) as a result of recapture and termination activity at the Company’s properties and the rejection of the Original Master Lease during the three months ended March 31, 2019 and (ii) the rejection of the master leases between Sears Holdings and certain of the Company’s unconsolidated joint venture properties during the three months ended June 30, 2019.

Since inception, 31.3 million square feet of leased space, representing $130.6 million of annual base rent, has been taken offline through recapture and termination activity, or as a result of the rejection of the Original Master Lease and the master leases between Sears Holdings and certain unconsolidated joint venture properties. To date, the Company has signed new leases with diversified, non-Sears tenants for aggregate annual base rent of $182.5 million across 10.6 million square feet of space, a majority of which continues to be categorized as SNO leases.

FFO and Company FFO

The decrease in FFO was driven primarily by the same factors driving the decreases in Total NOI, as well as (i) lower straight-line rent as a result of recapture and termination activity under the Holdco Master Lease and (ii) lower interest and other income, offset by (i) lower interest expense resulting from an increase in capitalized amounts and (ii) termination income received in the quarter ended March 31, 2020 under the Holdco Master Lease.

COVID-19 Pandemic

The recent COVID-19 pandemic is having a significant impact on the global economy, the U.S. economy, the local economies in which the Company’s properties are located, and the broader financial markets.  Nearly every industry has been impacted directly or indirectly, and the retail, retail real estate and real estate development industries in the United States have all come under severe pressure due to numerous factors, including preventative measures taken by local, state and federal authorities to alleviate the public health crisis such as mandatory business closures, quarantines, restrictions on travel and “shelter-in-place” or “stay-at-home” orders.

These containment measures and other factors have affected operations at the Company’s properties and, with the exception of "essential" businesses, substantially all of the Company’s tenants have closed their stores.  The Company also paused substantially all of its construction projects as of the end of March 2020.

As a result of the rapid development, fluidity and uncertainty surrounding this situation, the Company expects that these conditions will change, potentially significantly, in future periods, and results for the three months ended March 31, 2020 may therefore not be indicative of the impact of the COVID-19 pandemic on the Company’s business for the second quarter of 2020 or for future periods.

As of May 6, 2020, the Company had collected approximately 47% of contractual base rent and tenant reimbursements billed for the month of April (54% from tenants other than Holdco).  The Company has received a number of rent relief requests from tenants, most often in the form of rent deferral requests, which the Company is evaluating on a case-by-case basis.  Absent agreement between the Company and tenants with respect to such rent relief requests, the Company fully intends to enforce its contractual rights under its leases.  There can be no assurance that rental modifications agreements will be reached or, if agreements are reached, that tenants will meet their future obligations.

There is uncertainty as to the timing and extent to which these restrictions will be relaxed or lifted, businesses will reopen and previously underway projects will recommence.  As such, the Company cannot reasonably estimate the impact of COVID-19 on its financial condition, results of operations or cash flows over the foreseeable future.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

Non-GAAP Financial Measures

The Company makes reference to NOI, Total NOI, FFO and Company FFO which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

None of NOI, Total NOI, FFO or Company FFO, are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance.  Reconciliations of these measures to the respective GAAP measures we deem most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”), Total NOI and Annualized Total NOI

NOI is defined as income from property operations less property operating expenses.  The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties.  This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.

The Company also considers NOI and Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Funds from Operations ("FFO") and Company FFO

FFO is calculated in accordance with NAREIT which defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from property sales, real estate related depreciation and amortization, and impairment charges on depreciable real estate assets.  The Company considers FFO a helpful supplemental measure of the operating performance for equity REITs and a complement to GAAP measures because it is a recognized measure of performance by the real estate industry.

The Company makes certain adjustments to FFO, which it refers to as Company FFO, to account for certain non-cash and non-comparable items, such as termination fee income, unrealized loss on interest rate cap, litigation charges, acquisition-related expenses, amortization of deferred financing costs and certain up-front-hiring costs, that it does not believe are representative of ongoing operating results.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; Holdco’s termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on our ability to fund operations and ongoing development; our ability to access or obtain sufficient sources of financing to fund our liquidity needs; our relatively limited history as an operating company; and the impact of the COVID-19 pandemic on the business of our tenants and our business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service our debt obligations and our ability to pay dividends and other distributions to our shareholders.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings and Holdco.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 180 wholly-owned properties and 28 joint venture properties totaling approximately 32.8 million square feet of space across 44 states and Puerto Rico.  The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact

Seritage Growth Properties

646-277-1268

IR@Seritage.com

Seritage Growth Properties

CONDENSED Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Investment in real estate
Land	$654,698	$667,004
Buildings and improvements	1,133,636	1,112,653
Accumulated depreciation	(156,023)	(147,696)
	1,632,311	1,631,961
Construction in progress	412,222	338,672
Net investment in real estate	2,044,533	1,970,633
Real estate held for sale	3,204	5,275
Investment in unconsolidated joint ventures	459,646	445,077
Cash and cash equivalents	96,737	139,260
Tenant and other receivables, net	48,602	54,470
Lease intangible assets, net	44,121	68,153
Prepaid expenses, deferred expenses and other assets, net	67,525	67,744
Total assets	$2,764,368	$2,750,612

LIABILITIES AND EQUITY
Liabilities
Term Loan Facility, net	$1,598,593	$1,598,487
Accounts payable, accrued expenses and other liabilities	153,407	108,755
Total liabilities	1,752,000	1,707,242

Commitments and contingencies

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 38,622,102 and 36,897,364 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	386	369
Class B common shares $0.01 par value; 5,000,000 shares authorized; 0 and 1,242,536 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	—	12
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of March 31, 2020 and December 31, 2019; liquidation preference of $70,000	28	28
Additional paid-in capital	1,177,553	1,149,721
Accumulated deficit	(440,600)	(418,711)
Total shareholders' equity	737,367	731,419
Non-controlling interests	275,001	311,951
Total equity	1,012,368	1,043,370
Total liabilities and equity	$2,764,368	$2,750,612

Seritage Growth Properties

CONDENSED Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
REVENUE
Rental income	$33,110	$43,578
Management and other fee income	207	282
Total revenue	33,317	43,860
EXPENSES
Property operating	10,301	10,237
Real estate taxes	9,225	10,192
Depreciation and amortization	34,097	26,216
General and administrative	9,420	9,759
Total expenses	63,043	56,404
Gain on sale of real estate, net	20,788	21,261
Equity in (loss) income of unconsolidated joint ventures	(894)	1,222
Interest and other income	333	2,598
Interest expense	(21,513)	(23,454)
Loss before taxes	(31,012)	(10,917)
Provision for taxes	37	23
Net loss	(30,975)	(10,894)
Net loss attributable to non-controlling interests	10,311	3,927
Net loss attributable to Seritage	$(20,664)	$(6,967)
Preferred dividends	(1,225)	(1,225)
Net loss attributable to Seritage common shareholders	$(21,889)	$(8,192)

Net loss per share attributable to Seritage Class A and Class C common shareholders - Basic	$(0.59)	$(0.23)
Net loss per share attributable to Seritage Class A and Class C common shareholders - Diluted	$(0.59)	$(0.23)
Weighted average Class A and Class C common shares outstanding - Basic	37,232	35,671
Weighted average Class A and Class C common shares outstanding - Diluted	37,232	35,671

Reconciliation of Net Loss to NOI and Total NOI (in thousands)

	Three Months Ended March 31,
NOI and Total NOI	2020	2019
Net loss	$(30,975)	$(10,894)
Termination fee income	(990)	—
Management and other fee income	(207)	(282)
Depreciation and amortization	34,097	26,216
General and administrative expenses	9,420	9,759
Equity in loss of unconsolidated joint ventures	894	(1,222)
Gain on sale of real estate	(20,788)	(21,261)
Interest and other income	(333)	(2,598)
Interest expense	21,513	23,454
Provision for income taxes	(37)	(23)
Straight-line rent adjustment	2,701	(3,355)
Above/below market rental income/expense	(97)	(104)
NOI	$15,198	$19,690
NOI of unconsolidated joint ventures	1,302	4,310
Straight-line rent adjustment (unconsolidated joint ventures)	(171)	375
Above/below market rental income/expense (unconsolidated joint ventures)	(482)	(97)
Total NOI	$15,847	$24,278

Reconciliation of Net Loss to FFO and Company FFO (in thousands)

	Three Months Ended March 31,
FFO and Company FFO	2020	2019
Net loss	$(30,975)	$(10,894)
Real estate depreciation and amortization (consolidated properties)	33,587	25,575
Real estate depreciation and amortization (unconsolidated joint ventures)	1,844	2,627
Gain on sale of real estate	(20,788)	(21,261)
Dividends on preferred shares	(1,225)	(1,225)
FFO attributable to common shareholders and unitholders	$(17,557)	$(5,178)
Termination fee income	(990)	—
Amortization of deferred financing costs	106	118
Company FFO attributable to common shareholders and unitholders	$(18,441)	$(5,060)

FFO per diluted common share and unit	$(0.31)	$(0.09)
Company FFO per diluted common share and unit	$(0.33)	$(0.09)

Weighted Average Common Shares and Units Outstanding
Weighted average common shares outstanding	37,232	35,671
Weighted average OP units outstanding	18,578	20,119
Weighted average common shares and units outstanding	55,810	55,790